Exhibit 99.1

SWM ANNOUNCES FOURTH QUARTER 2012 RESULTS AND DIVIDEND INCREASE

ALPHARETTA, GA, February 6, 2012 -- SWM (NYSE: SWM) today reported fourth quarter 2012 earnings results for the period ended December 31, 2012. The company also announced a 100% increase of its quarterly common stock dividend, from $0.15 per share to $0.30 per share, payable on March 21, 2013 to stockholders of record on February 28, 2013. In addition, SWM provided details on its long-term capital allocation strategy.

Fourth Quarter and Full Year Financial Highlights:

•	Net sales of $196.8 million in the fourth quarter of 2012; $788.1 million full year

•	Adjusted Operating profit at constant currency (see non-GAAP reconciliations) of $37.3 million in the fourth quarter of 2012; $173.4 million full year versus $148.9 million in 2011

•	Adjusted EBITDA from Continuing Operations (see non-GAAP reconciliations) of $50.4 million; $211.2 million full year versus $188.2 million in 2011

•	2012 Adjusted Income Per Share from Continuing Operations (see non-GAAP reconciliations) of $3.55, compared to $3.00 in 2011

Capital Allocation Strategy:

•
100% increase in quarterly common stock dividend, effective with the dividend authorized for payment in March 2013. This represents a 400% increase in SWM’s cash dividend payout from the amount paid in the same quarter of 2011.

•	Share repurchase program of up to $50 million authorized through December 31, 2013

•	Company outlines long-term capital allocation strategy

Business Highlights:

•	Rationalizing Asian footprint by exiting paper mill operations in Indonesia and the Philippines; Continued emphasis on two China joint ventures

•	Reconstituted Tobacco volumes increased 6% during full-year 2012 compared to 2011

•	Tobacco Paper volumes, including the China joint venture CTM, increased 1% versus the prior-year quarter and decreased 2% versus 2011

•	LIP cigarette paper volumes, which are part of Tobacco Paper, increased 4% versus the prior-year quarter and 13% versus 2011

“Our performance in 2012 demonstrates SWM’s continued progressive momentum. 2012 was a record year for operating profits and cash flow at SWM, reflective of the success with our value adding solutions for our customers as well as continued focus on manufacturing productivity in a competitive market environment,” noted Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer. “The Board of Directors has approved a 100% increase in our quarterly dividend rate per share, which combined with the impact of our two-for-one stock split during 2012 reflects a 400% increase in the amount of quarterly cash dividends to be paid compared to one year ago. These actions show the confidence we have in the long-term strength of our company and support our ongoing commitment to enhancing shareholder value. Our solid performance in 2012 also positions us to enter 2013 poised for continued success. Our 2012 adjusted diluted earnings per share fell slightly short of our expectations, however the shortfall was primarily the result of expenses related to a fully resolved quality issue and special consulting studies on longer term strategic planning.”

Mr. Villoutreix continued, “We remain committed to expanding our operations in Asia. After careful consideration, we have concluded that neither of our paper mills in the Philippines and Indonesia provides the proper footprint or capabilities necessary to fuel our growth in that region. As a result, we have shut down our mill in the Philippines and transferred certain of its volumes to other locations. This was a difficult decision affecting all of the dedicated and hardworking people at the mill, but the operation was not financially sustainable. In Indonesia, we have reached an agreement to sell the mill pending Indonesian government approval and expect to close on the sale during the first quarter of 2013. We remain sensitive to global demand trends and competitive cost pressures, and looking ahead, we continue to evaluate better long-term options for Asia. In the meantime, we remain ready to serve LIP needs for the Southeast Asian region from existing SWM locations. It is important to note these actions have no impact on the status of our uncompleted Reconstituted Tobacco mill in the Philippines.”

Fourth Quarter and Full Year 2012 Results

Net sales were $196.8 million in the three-month period ended December 31, 2012, versus $214.1 million in the prior-year quarter. Excluding the unfavorable impact of foreign currency exchange rate changes ($5.7 million) and receipt of initial fees ($12.6 million) under a new royalty agreement signed during the fourth quarter of 2011, revenue would have slightly exceeded the prior-year period. Net sales for total year 2012 were $788.1 million compared to $801.0 million in 2011. Adjusted for the unfavorable impact of foreign currency exchange rate changes ($55.8 million), revenue increased by 5.4% driven by improved product mix.

Adjusted operating profit from continuing operations at constant currency (see non-GAAP reconciliations) was $37.3 million in the three-month period ended December 31, 2012 versus $55.8 million in the prior-year quarter. The $18.5 million decrease was primarily due to fourth quarter 2011 receipt of the initial royalty agreement fees ($12.6 million) referenced previously, higher manufacturing costs including the quality issue identified and resolved during the quarter, a write-down of inventory related to the shutdown of the Philippine paper mill and slightly higher selling, general and administrative costs. For the total year of 2012, adjusted operating profit from continuing operations at constant currency was $173.4 million, an increase of $24.5 million from total year 2011. The increase in operating profit during 2012 was attributable to growth in the Global Paper segment driven by LIP volume as well as continued growth in the Reconstituted Tobacco business.

Restructuring and impairment expense aggregating $3.4 million during the fourth quarter of 2012, combined with a $1.3 million significant reserve adjustment on business tax credits, related primarily to the shutdown of SWM’s paper mill in the Philippines. SWM reported $5.7 million in restructuring and impairment expense during the same period in 2011, primarily related to various cost structure enhancements in the Global Paper business. Total year 2012 restructuring and impairment expense combined with significant reserve adjustments for business tax credits aggregated $30.1 million, essentially level with the amount reported in 2011.

The effective income tax rate for the fourth quarter of 2012 of 39.3% was high as a result of losses incurred in the Philippines with no associated tax benefit. Excluding the Philippine losses, the effective income tax rate for the quarter would have been 29.7%. The prior-year fourth quarter effective income tax rate of 16.2% was lower as a result of deferred tax benefits recorded for Poland special economic zone credits and a French tax rate change, partially offset by valuation allowances recorded on deferred tax assets in Brazil and incurrence of a loss at our Philippine reconstituted tobacco subsidiary with no corresponding tax benefit. Adjusted for those items, the prior-year fourth quarter effective tax rate would have been 27.9%. The full year 2012 effective tax rate of 39.4% was also impacted by a valuation allowance recorded prior to the fourth quarter on the net deferred tax asset of the Philippine paper business. Effective income tax rates for full year 2012 and 2011 adjusted for the above items would have been 31.8% and 31.3%, respectively.

The 2012 fourth quarter results of discontinued operations included a $5.3 million non-cash impairment charge related to evaluation of our Indonesian mill's fixed assets as the company works to complete the terms of the sale of the operation. 2012 results of the Indonesia paper mill have been moved to discontinued operations, and 2011 results have been recast to a comparable basis. The 2011 fourth quarter results of discontinued operations included a $6.4 million net gain resulting from the fourth quarter 2011 liquidation and deconsolidation of the Malaucène operation in France.

Net income was $16.5 million and $79.8 million for the fourth quarter and total year of 2012, respectively, a decrease of $31.1 million and $12.8 million, respectively, from the equivalent prior-year periods due to the reasons discussed above.

Full Year Cash Flow and Debt

Cash provided by operations was $171.6 million during 2012, compared with $81.5 million in the prior year. The higher cash generation during 2012 was largely due to increased profitability net of non-cash impairment charges and deferred income taxes, and a favorable net change in working capital.

Net debt at December 31, 2012 was $4.8 million, a decrease of $64.7 million compared with net debt of $69.5 million at December 31, 2011. The decrease in net debt is largely the result of cash generated by operations less the share repurchase program ($50.0 million) and other cash usages including capital expenditures and dividends.

Capital spending was $27.2 million in 2012 versus $60.9 million during 2011. The 2011 capital spending included $30.8 million toward construction of the RTL facility in the Philippines to a mothball state and $9.2 million toward completion of the LIP printing facility in Poland. Capital spending is projected to be approximately $30 million to $35 million in 2013.

Long-term Capital Allocation Strategy and 2013 Guidance

In conjunction with the Board of Directors, SWM management has created a long-term capital allocation strategy which is focused on the following three areas:

1.	Reinvest capital in core businesses through a disciplined approach to meet global demand for value-adding solutions

2.	Return at least one third of annual free cash flow to shareholders (a non-GAAP metric) via balanced dividends and share repurchase programs

3.	Retain flexibility to explore growth opportunities in current and adjacent markets with economic returns similar to SWM’s existing business

The company is committed to investing in its core business to continue building on the success of its highly differentiated products. This, in conjunction with a balanced allocation of capital, is expected to produce continued growth in EPS over the long term. In that regard, during 2013, the company expects adjusted diluted earnings per share (a non-GAAP metric) to be $3.70. This estimate includes steady volumes, increased wood pulp prices, and continued success in operational excellence efforts to offset inflationary cost pressures.

The company announced a quarterly common stock dividend of $0.30 per share, which will be payable on March 21, 2013 to stockholders of record on February 28, 2013. This represents a 100% increase in the quarterly dividend and a 400% increase of the quarterly dividend compared to returns prior to our August 2012 stock split. In addition, SWM’s Board of Directors also approved up to $50 million for a share repurchase program which will be used in balance with other cash needs.

“We recognize our dual obligation to invest in growth and maximize shareholder value, and we continually strive to do both via a balanced capital allocation strategy and returning a significant percentage of cash to shareholders.” noted Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer. “With that in mind, going forward we intend to return at least one third of annual free cash flow to shareholders. The doubling of our quarterly dividend and implementation of a new share repurchase program are reflective of our commitment to this new capital allocation strategy and our confidence in the long-term strength of the company. These actions confirm our ongoing commitment to creating shareholder value while providing the flexibility to focus on growth in value-adding products and technologies. We will judiciously explore growth opportunities in adjacent markets that provide highly attractive cash and economic metrics similar to our existing business.”

The company also announced its Annual Meeting of Stockholders will be held April 25, 2013, for which the record date is February 28, 2013.

Conference Call

SWM will hold a conference call to review fourth quarter 2012 results with investors and analysts at 8:30 a.m. eastern time on Thursday, February 7, 2013. The conference call will be simultaneously broadcast over the Internet at www.swmintl.com. To listen to the call, please go to the Web site at least 15 minutes prior to the call to register and to download and install any necessary audio software. For those unable to listen to the live broadcast, a replay will be available on the Web site shortly after the call.

SWM will use a presentation in conjunction with its conference call. The presentation can be found on the company's Web site in advance of the earnings conference call. The presentation can also be accessed via the earnings conference call webcast.

About SWM

SWM is a leading provider of highly-engineered and proprietary solutions primarily for the tobacco industry. It also manufactures specialty papers for other applications. SWM and its subsidiaries conduct business in over 90 countries and employ 2,650 people worldwide, with operations in the United States, France, Brazil, Canada, Poland and two joint ventures in China. For further information, please visit the company's Web site at www.swmintl.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 such as those statements concerning its projected future earnings, expected restructuring costs and future savings that are subject to the safe harbor created by that Act. Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•
SWM has manufacturing facilities in 5 countries, two joint ventures in China, and sells products in over 90 countries. As a result, it is subject to a variety of import and export tax, foreign currency, labor and other regulations within these countries. Changes in these regulations, adverse interpretations or applications, as well as changes in currency exchange rates, could adversely impact the company's business in a variety of ways, including increasing expenses, decreasing sales, limiting its ability to repatriate funds and generally limiting its ability to conduct business.

•
The company's sales are concentrated to a limited number of customers. In 2012, 55% of its sales were to its four largest customers. The loss of one or more of these customers, or a significant reduction in one or more of these customers' purchases, particularly those that impact our higher value LIP papers or reconstituted tobacco, could have a material adverse effect on the company's results of operations.

•
The company's financial performance is materially impacted by sales of both reconstituted tobacco products and cigarette paper for lower ignition propensity cigarettes. A significant change in sales or production volumes, pricing or manufacturing costs of these products could have a material impact on future financial results.

•
As a result of excess capacity in the tobacco-related papers industry and increased operating costs, competitive levels of selling prices for certain of the company's products are not sufficient to cover those costs with a margin that the company considers reasonable. Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment as well as employee severance expenses associated with downsizing activities. The company will continue to disclose any such material actions as they are announced to affected employees or otherwise become certain and will continue to provide updates to any previously disclosed expectations of expenses associated with such actions.

•
The company suspended construction of its Philippine RTL manufacturing site during 2011. The carrying value of the partially constructed assets is evaluated for impairment at each reporting period by assessing the recoverability of the costs based on the undiscounted cash flows of the operation, likelihood of its reactivation and alternative uses for the equipment. This evaluation could result in a decision to record an impairment of some or a substantial portion of the net book value of the RTL Philippines property, plant and equipment which was $74.6 million as of December 31, 2012.

•
The demand for our reconstituted tobacco leaf product is subject to change depending on the rate at which this product is included by our customers in the blend that forms the column of tobacco in their various cigarette brands as well as the supply and cost of natural tobacco leaf, which serves to an extent as a substitute for reconstituted tobacco. A change in the inclusion rate or the dynamics of the natural leaf tobacco market can have a material effect on the volume of reconstituted tobacco sales, the price for reconstituted tobacco or both, either of which can have a material effect on our earnings from that product line. In past years, the company has experienced the adverse effects for one or more years related to changes in the demand and supply relationship for natural leaf.

•
In recent years, governmental entities around the world, particularly in the United States, western Europe and Brazil, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products which can, in turn, reduce demand for our products. Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places, to control or restrict the additives that may be used in tobacco products and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products. Also in recent years, certain governmental entities, particularly in North America and Europe, have enacted, considered or proposed actions that would require cigarettes to meet specifications aimed at reducing their likelihood of igniting fires when the cigarettes are not actively being smoked. Furthermore, it is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, the extent that such regulations may have a direct or indirect impact on the design of our customers' products or to what extent, if any, such legislation or regulations might affect our business directly or indirectly through their impact on our customers' businesses and products.

•
Our portfolio of granted patents varies by country, which could have an impact on any competitive advantage provided by patents in individual markets. We rely on patent, trademark, and other intellectual property laws of the United States and other countries to protect our intellectual property rights. In order to maintain the benefits of our patents, we may be required to enforce certain of our patents against infringement through court actions. However, we may be unable to prevent third parties from using our intellectual property or infringing on our patents without our authorization, which may reduce any competitive advantage we have developed. If we have to litigate to protect these rights, any proceedings could be costly, time consuming, could divert management resources, and we may not prevail. We cannot guarantee that any United States or foreign patents, issued or pending, will continue to provide us with any competitive advantage or will not be successfully challenged by third parties. We do not believe that any of our products infringe the valid intellectual property rights of third parties. However, we may be unaware of intellectual property rights of others that may cover some of our products or services. In that event, we may be subject to significant claims for damages. Effectively policing our intellectual property and patents is time consuming and costly, and the steps taken by us may not prevent infringement of our intellectual property, patents or other proprietary rights in our products, technology and trademarks, particularly in foreign countries where in many instances the local laws or legal systems do not offer the same level of protection as in the United States.

•
Recent uncertainty in the EU financial markets has increased the possibility of significant changes in foreign exchange rates as governments take counter measures. As a large portion of our commercial business is euro denominated, any material change in the euro to U.S. dollar exchange rate could impact our results on a consolidated basis.

For additional factors and further discussion of these factors, please see SWM's Annual Report on Form 10-K for the period ended December 31, 2011 and Quarterly Report on Form 10-Q for the period ended September 30, 2012. The fourth quarter and full year 2012 financial results reported in this release are preliminary and unaudited. Final results are expected to be announced when the company files its Annual Report on Form 10-K for the year ended December 31, 2012 on or about March 1, 2013. Final results could differ from the preliminary results reported in this release. The company assumes no obligation and does not intend to update this information prior to filing its Annual Report on Form 10-K for the year ended December 31, 2012.

Non-GAAP Financial Measures

Certain financial measures and comments contained in this press release exclude restructuring and impairment expenses, significant reserve adjustments on business tax credits, income tax valuation allowance changes and the Philippine inventory impairment, which resulted from closure of that mill. Financial measures which exclude these items have not been determined in accordance with accounting principles generally accepted in the United States and are therefore "non-GAAP" financial measures. Reconciliations of these non-GAAP financial measures to the most closely analogous measure determined in accordance with accounting principles generally accepted in the United States are included in the document.

SWM management believes that investors' understanding of the company's performance is enhanced by disclosing these non-GAAP financial measures as a reasonable basis for comparison of the company's ongoing results of operations. By providing the non-GAAP financial measures, together with the reconciliations and comments, management believes it is enhancing investors' understanding of the company's business results.

(Tables to Follow)

SOURCE SWM:

CONTACT
Jeff Cook
+1-770-569-4277
Or
1-800-514-0186

Web site: http://www.swmintl.com

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in millions, except per share amounts)
(Unaudited)

	Three Months Ended December 31,
	2012	2011	% Change
Net Sales	$196.8	$214.1	(8.1)%
Cost of products sold	135.6	132.5	2.3
Gross Profit	61.2	81.6	(25.0)

Selling expense	6.6	5.6	17.9
Research expense	2.8	2.6	7.7
General expense	17.2	17.6	(2.3)
Total nonmanufacturing expenses	26.6	25.8	3.1

Significant reserve adjustments on business tax credits	1.3	—	N.M.
Restructuring and impairment expense	3.4	5.7	(40.4)
Operating Profit	29.9	50.1	(40.3)
Interest expense	0.8	0.9	(11.1)
Other income (expense), net	1.4	(1.6)	N.M.
Income from Continuing Operations before Income Taxes and Income from Equity Affiliates	30.5	47.6	(35.9)

Provision for income taxes	12.0	7.7	55.8
Income from equity affiliates	1.8	1.3	38.5
Income from Continuing Operations	20.3	41.2	(50.7)
(Loss) income from Discontinued Operations	(3.8)	6.4	N.M.
Net Income	$16.5	$47.6	(65.3)%

Net Income (Loss) per Share - Basic:
Income per share from continuing operations	$0.65	$1.25	(48.0)%
(Loss) income per share from discontinued operations	(0.12)	0.18	N.M.
Net income per share – basic	$0.53	$1.43	(62.9)%

Net Income (Loss) per Share – Diluted:
Income per share from continuing operations	$0.65	$1.24	(47.6)%
(Loss) income per share from discontinued operations	(0.12)	0.18	N.M.
Net income per share – diluted	$0.53	$1.42	(62.7)%

Cash Dividends Declared Per Share	$0.15	$0.075

Weighted Average Shares Outstanding:

Basic	30,654,900	31,971,200

Diluted	31,018,900	32,280,200

N.M.- Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(dollars in millions, except per share amounts)
(Unaudited)

	Year Ended December 31,
	2012	2011	% Change
Net Sales	$788.1	$801.0	(1.6)%
Cost of products sold	537.2	562.1	(4.4)
Gross Profit	250.9	238.9	5.0

Selling expense	22.4	21.9	2.3
Research expense	10.0	9.3	7.5
General expense	55.0	58.8	(6.5)
Total nonmanufacturing expenses	87.4	90.0	(2.9)

Significant reserve adjustments on business tax credits	2.1	15.9	(86.8)
Restructuring and impairment expense	28.0	14.0	N.M.
Operating Profit	133.4	119.0	12.1
Interest expense	3.4	2.6	30.8
Other income (expense), net	1.6	(2.5)	N.M.
Income from Continuing Operations before Income Taxes and Income from Equity Affiliates	131.6	113.9	15.5

Provision for income taxes	51.9	30.8	68.5
Income from equity affiliates	4.0	4.7	(14.9)
Income from Continuing Operations	83.7	87.8	(4.7)
(Loss) income from Discontinued Operations	(3.9)	4.8	N.M.
Net Income	$79.8	$92.6	(13.8)%

Net Income (Loss) per Share - Basic:
Income per share from continuing operations	$2.67	$2.61	2.3%
(Loss) income per share from discontinued operations	(0.13)	0.14	N.M.
Net income per share – basic	$2.54	$2.75	(7.6)%

Net Income (Loss) per Share – Diluted:
Income per share from continuing operations	$2.64	$2.59	1.9%
(Loss) income per share from discontinued operations	(0.13)	0.14	N.M.
Net income per share – diluted	$2.51	$2.73	(8.1)%

Cash Dividends Declared Per Share	$0.45	$0.30

Weighted Average Shares Outstanding:

Basic	30,986,200	33,230,200

Diluted	31,341,900	33,486,800

N.M.- Not Meaningful

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	December 31, 2012	December 31, 2011
ASSETS
Cash and cash equivalents	$151.2	$76.5
Accounts receivable	95.4	112.3
Inventories	111.6	113.8
Other current assets	23.8	24.4
Property, plant and equipment, net	401.4	428.8
Other noncurrent assets	103.3	89.4
Total Assets	$886.7	$845.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current debt	$4.2	$5.0
Other current liabilities	122.7	135.8
Long-term debt	151.8	141.0
Pension and other postretirement benefits	41.5	42.3
Deferred income tax liabilities	28.4	19.8
Other noncurrent liabilities	26.3	25.4
Stockholders’ equity	511.8	475.9
Total Liabilities and Stockholders’ Equity	$886.7	$845.2

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(dollars in millions)
(Unaudited)

	Year Ended December 31,
	2012	2011
Net income	$79.8	$92.6
Less: (Loss) income from discontinued operations	(3.9)	4.8
Income from continuing operations	83.7	87.8

Depreciation and amortization	39.4	43.1
Impairment	25.5	6.8
Significant reserve adjustments on business tax credits	2.1	15.9
Amortization of deferred revenue	—	(6.0)
Deferred income tax provision (benefit)	15.4	(15.8)
Pension and other postretirement benefits	1.0	(6.5)
Stock-based compensation	6.9	3.8
Income from equity affiliate	(4.0)	(4.7)
Excess tax benefits of stock-based awards	(1.4)	(10.0)
Other items	(0.2)	(3.0)
Net changes in operating working capital	2.2	(24.0)
Net cash provided (used) by operating activities of:
Continuing operations	170.6	87.4
Discontinued operations	1.0	(5.9)
Cash Provided by Operations	171.6	81.5

Capital spending	(27.2)	(60.9)
Capitalized software costs	(0.9)	(1.3)
Investment in equity affiliates	(18.0)	(12.2)
Other investing	(2.6)	2.3
Cash Used for Investing	(48.7)	(72.1)

Cash dividends paid to SWM stockholders	(14.1)	(10.1)
Changes in short-term debt	(1.9)	2.3
Proceeds from issuances of long-term debt	40.0	226.7
Payments on long-term debt	(28.8)	(128.5)
Purchases of treasury stock	(50.0)	(120.9)
Proceeds from exercise of stock options	2.8	2.2
Excess tax benefits of stock-based awards	1.4	10.0
Cash Used in Financing	(50.6)	(18.3)

Effect of Exchange Rate Changes on Cash	2.4	(1.9)

Increase (Decrease) in Cash and Cash Equivalents	$74.7	$(10.8)

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REPORTING
(dollars in millions)

Net Sales
	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	% Change	2012	2011	% Change
Paper	$135.9	$149.9	(9.3)%	$554.6	$564.1	(1.7)%
Reconstituted Tobacco	60.9	64.2	(5.1)	233.5	236.9	(1.4)
Total Consolidated	$196.8	$214.1	(8.1)%	$788.1	$801.0	(1.6)%

Operating Profit
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2012	2011	2012	2011	2012	2011	2012	2011
Paper	$15.5	$27.7	11.4%	18.5%	$66.1	$48.7	11.9%	8.6%
Reconstituted Tobacco	23.7	28.8	38.9	44.9	90.3	90.3	38.7	38.1
Unallocated	(9.3)	(6.4)			(23.0)	(20.0)
Total Consolidated	$29.9	$50.1	15.2%	23.4%	$133.4	$119.0	16.9%	14.9%

Restructuring and Impairment Expense, Significant Reserve Adjustments on Business Tax Credits and Philippine Inventory Impairment
	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Paper	$7.9	$5.7	$29.3	$25.3
Reconstituted Tobacco	0.1	—	4.1	4.6
Unallocated	(0.6)	—	(0.6)	—
Total Consolidated	$7.4	$5.7	$32.8	$29.9

Operating Profit Excluding Restructuring & Impairment Expense, Significant Reserve Adjustments on Business Tax Credits and Philippine Inventory Impairment*
	Three Months Ended December 31,				Year Ended December 31,
			Return on Net Sales				Return on Net Sales
	2012	2011	2012	2011	2012	2011	2012	2011
Paper	$23.4	$33.4	17.2%	22.3%	$95.4	$74.0	17.2%	13.1%
Reconstituted Tobacco	23.8	28.8	39.1	44.9	94.4	94.9	40.4	40.1
Unallocated	(9.9)	(6.4)			(23.6)	(20.0)
Total Consolidated	$37.3	$55.8	19.0%	26.1%	$166.2	$148.9	21.1%	18.6%

*Operating Profit from Continuing Operations Excluding Restructuring and Impairment Expense, Significant Reserve Adjustments on Business Tax Credits and Philippine Inventory Impairment, a non-GAAP financial measure, is calculated by adding those items back to Operating Profit.

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(dollars in millions, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Net Sales	$196.8	$214.1	$788.1	$801.0
Plus: Currency impact compared to prior year	5.7	N.A.	55.8	N.A.
Constant Currency Net Sales	$202.5	$214.1	$843.9	$801.0

Operating profit from continuing operations	$29.9	$50.1	$133.4	$119.0
Plus: Significant reserve adjustments on business tax credits	1.3	—	2.1	15.9
Plus: Restructuring & impairment expense	3.4	5.7	28.0	14.0
Plus: Philippine inventory impairment	2.7	—	2.7	—
Plus: Currency impact compared to prior year	—	N.A.	7.2	N.A.
Adjusted Operating Profit at Constant Currency	$37.3	$55.8	$173.4	$148.9

Income from continuing operations per diluted share	$0.65	$1.24	$2.64	$2.59
Plus: Income tax valuation allowance per share	—	(0.21)	0.08	(0.21)
Plus: Significant reserve adjustments on business tax credits per share	0.03	—	0.06	0.31
Plus: Restructuring & impairment expense per share	0.12	0.10	0.69	0.31
Plus: Philippine inventory impairment	0.08	—	0.08	—
Adjusted Income Per Share from Continuing Operations	$0.88	$1.13	$3.55	$3.00

Net income per diluted share	$0.53	$1.42	$2.51	$2.73
Plus: Income tax valuation allowance per share	—	(0.21)	0.08	(0.21)
Plus: Significant reserve adjustments on business tax credits per share	0.03	—	0.06	0.31
Plus: Restructuring & impairment expense per share:
Included in Income from continuing operations (above)	0.12	0.10	0.69	0.31
Included in loss from discontinued operations	0.13	(0.12)	0.13	(0.10)
Plus: Philippine inventory impairment	0.08	—	0.08	—
Adjusted Net Income Per Share	$0.89	$1.19	$3.55	$3.04

Income from continuing operations	$20.3	$41.2	$83.7	$87.8
Plus: Interest expense	0.8	0.9	3.4	2.6
Plus: Income tax provision	12.0	7.7	51.9	30.8
Plus: Depreciation & amortization	9.9	10.5	39.4	43.1
Less: Amortization of deferred revenue	—	—	—	(6.0)
Plus: Significant reserve adjustments on business tax credits	1.3	—	2.1	15.9
Plus: Restructuring & impairment expense	3.4	5.7	28.0	14.0
Plus: Philippine inventory impairment	2.7	—	2.7	—
Adjusted EBITDA from Continuing Operations	$50.4	$66.0	$211.2	$188.2

Cash provided by operating activities of continuing operations	$48.3	$48.0	$170.6	$87.4
Less: Capital spending	(6.8)	(9.0)	(27.2)	(60.9)
Less: Capitalized software costs	(0.4)	(0.1)	(0.9)	(1.3)
Less: Cash dividends paid	(4.7)	(2.4)	(14.1)	(10.1)
Free Cash Flow - continuing operations	$36.4	$36.5	$128.4	$15.1

	December 31, 2012		December 31, 2011
Total Debt	$156.0		$146.0
Less: Cash	151.2		76.5
Net Debt	$4.8		$69.5